Exhibit 5.1

[Cozen O’Connor Letterhead]
Board of Directors
Cytomedix, Inc.
209 Perry Parkway, Suite 7
Gaithersburg, MD 20877

Re:           Registration Statement on Form S-1

We have acted as counsel to Cytomedix, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 333-147793) (the “Registration Statement”) filed by the Company with United States Securities and Exchange Commission under the Securities Act of 1933, as amended (“Act”).  The Registration Statement covers up to 5,001,924 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 1,000,000 shares of Common Stock issuable upon the exercise of warrants sold in the August 2008 offering (the “2008 Warrants”), (ii) up to 2,138,085 shares of Common Stock issuable upon the exercise of warrants sold in the August 2009 offering (the “2009 Warrants”), and  (iii) up to 1,863,839 shares of Common Stock issuable upon exercise of warrants sold in the October 2010 offering (the “2010 Warrants”) (the 2008 Warrants, the 2009 Warrants and the 2010 Warrants are collectively referred to as the “Warrants”).

In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as included as Exhibits 3(i) and (ii), respectively, to the Registration Statement; (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Warrants and Common Stock; (iii) the Registration Statement; (iv) the Warrants, and (v) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing and in reliance thereon, we are of the opinion that the Common Stock when issued by the Company upon the exercise of and in accordance with the terms of such Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is limited to the Federal law of the United States, and the applicable statutory provisions of General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Very truly yours,

/s/ Cozen O'Connor

Cozen O'Connor